Exhibit 99.1

FOR RELEASE August 28, 2012

SOURCE: Uni-Pixel, Inc.

UniPixel to Present at MDB Capital Group’s Annual Bright Lights Conference on September 10, 2012

THE WOODLANDS, Texas — August 28, 2012 — UniPixel, Inc. (NASDAQ: UNXL), a provider of Performance Engineered Films to the touch screen, flexible printed electronics, lighting and display markets, has been invited to present at MDB Capital Group’s Annual Bright Lights Conference. The conference will be held at the New York Palace Hotel in New York City on September 9-11, 2012.

UniPixel Chief Technology Officer, Senior Vice President and General Manager Robert Petcavich is scheduled to present on Monday, September 10, 2012 at 9:30 a.m. Eastern time, with one-on-one meetings held throughout the day. Petcavich will discuss progress with the company’s performance engineered film technology, including the global launch of its Diamond Guard™ hard-coat film, as well as progress towards the introduction of UniBoss™-based touch screen sensors in collaboration with Texas Instruments and other controller manufacturers.

The Bright Lights Conference will showcase approximately 30 innovative public and private companies with potentially the most disruptive and market-changing intellectual property.

For more information about the conference or to schedule a one-on-one meeting with UniPixel management, contact your MDB Capital representative or visit www.mdb.com/2012-bright-lights-conference.html.

About MDB Capital Group
MDB Capital Group LLC is an investment banking and institutional research firm focused exclusively on companies possessing or seeking to develop market changing, disruptive technologies and intellectual property. MDB Capital Group has also developed a proprietary intellectual property (IP) business intelligence platform called PatentVest®. For more information on PatentVest please visit: www.mdb.com/the-ip-story.html. For more information on MDB Capital Group, visit www.mdb.com.

About UniPixel
Headquartered in The Woodlands, Texas, UniPixel, Inc. (NASDAQ:UNXL) delivers Performance Engineered Films to the Lighting, Display and Flexible Electronics markets. UniPixel's high-volume roll-to-roll or continuous flow manufacturing process offers high-fidelity replication of advanced micro-optic structures and surface characteristics over large areas. A key focus for UniPixel is developing electronic conductive films for use in electronic sensors for consumer and industrial applications. The company's newly developed UniBoss™ roll-to-roll electronics manufacturing process prints conductive elements on thin film with trace widths down to ~ 5um. The company is marketing its films for touch panel sensor, cover glass replacement, protective cover film, antenna and custom circuitry applications under the UniPixel label, and potentially under private label or Original Equipment Manufacturers (OEM) brands. UniPixel's brands include Clearly Superior™, Diamond Guard™ and others. For further information, visit www.unipixel.com.

Company Contact:
Jeff Tomz, CFO
UniPixel, Inc.
Tel 281-825-4500

Investor Relations Contact:
Scott Liolios or Ron Both
Liolios Group, Inc.
Tel 949-574-3860
UNXL@liolios.com